UNITED STATES
                                      SECURITIES AND EXCHANGE COMMISSION
                                           Washington, DC 20549
                                          ________________________________

FORM 8-K
________________________________

 CURRENT REPORT Pursuant to
Section 13 or 15(d) of the Securities
Exchange Act of 1934
                                                            Date of Report (Date of earliest event reported): August 12, 2015

______________________________

            Silicon Graphics International Corp.
                   (Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	000-51333 (Commission file Number)	32-0047154 (IRS Employer Identification Number)
900 N. McCarthy Blvd., Milpitas, CA 95035 (Address of principle executive offices, including zip code)
Kirk O. Williams Corporate Secretary 669.900.8139 (Phone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐☐        Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐☐        Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation Arrangements of Certain Officers

On August 12, 2015, the Compensation Committee of the Board of Directors of Silicon Graphics International Corp. (the “Company”) completed an annual performance and compensation review with respect to the Company’s named executive officers listed below and set fiscal 2016 base salaries, short term and long term incentive plan compensation arrangements.

Fiscal 2016 Base Salaries

The Compensation Committee determined that certain market adjustments were necessary and approved fiscal 2016 annual base salaries, effective as of the first business day of the fiscal third quarter, as noted below.  Mr. Nikl did not receive any salary adjustment.

Executive Officer	Title	FY16 Base Salary ($)
Jorge Titinger	President and CEO	$605,000
Cassio Conceicao	EVP, COO	$405,000
Bob Nikl	EVP, CFO	$385,000
Mekonnen Asrat	Vice President and Corporate Controller	$255,000

Fiscal 2016 Short Term Incentive Plan

The Compensation Committee also established the fiscal 2016 short term incentive plan (“FY16 STIP”) as a performance-based incentive plan and determined target bonuses as a percentage of base salary, with target bonus amounts for each named executive officer noted below.  The Compensation Committee did not adjust any target percentage amount for any named executive officer.

Executive Officer	FY15 STIP Target Percentage	FY15 STIP Target ($)
Jorge Titinger	100%	$605,000
Cassio Conceicao	75%	$303,750
Bob Nikl	75%	$288,750
Mekonnen Asrat	40%	$102,000

The FY16 STIP provides that bonuses are payable semi-annually based on semi-annual achievement of two key target indicators of Company performance: revenue and non-GAAP operating income.  Under the FY16 STIP, for a bonus to be earned and payable for a given semi-annual period, the Company’s semi-annual revenue and non-GAAP operating income must each be within a range of respective percentages that includes threshold requirements of 80% of revenue and 75% of non- GAAP operating income, corresponding to a payout of 50%; and maximum targets of 120% of revenue and 125% of non-GAAP operating income, corresponding to a maximum payout of 200%.  Achievement of the performance criteria results in a payout percentage determined in accordance with a payout matrix.  Failure to meet the threshold requirements would result in no semi-annual bonus amounts being paid; provided, however, that at the end of fiscal 2016, the Compensation Committee will compare the aggregate percentage of the semi-annual bonus amounts paid during fiscal 2016 with actual revenue and non-GAAP operating income attained for fiscal 2016, and determine whether a “true-up” payment is required under the plan.  A “true-up” payment would be made only if the semi-annual payments previously made are less than the payment that would have been made had the payment been made annually.

Fiscal 2016 Long Term Incentive Plan

As part of the Company’s compensation philosophy and strategy, the Compensation Committee also granted each named executive officer long term incentive compensation targeted at a percentage of overall compensation.  The long-term incentive compensation target amounts for each named executive were calculated based on the sixty-day closing average of the Company’s stock price through August 7, 2015, capped at $8.11 per share.  Such long-term incentive grants were comprised of 75% time-based restricted stock units (“RSUs”) and 25% performance-based restricted stock units (“PSUs”).  Mr. Asrat did not receive a PSU grant for fiscal 2016.

Accordingly, the Compensation Committee granted each named executive officer RSUs and PSUs as follows:

Executive Officer	RSU Grant	PSU Grant
Jorge Titinger	214,000	71,500
Cassio Conceicao	75,500	25,000
Bob Nikl	63,000	21,000
Mekonnen Asrat	10,500	—

The RSUs and PSUs have a grant date of August 12, 2015.  The RSUs begin immediate, quarterly vesting over a period of four years, while the PSUs initially vest as to one-fourth of their amount on the day following Compensation Committee review of Company goal attainment for the fiscal year ending June 24, 2016.  The PSU grants may be increased or decreased depending on the level of attainment by the Company of the performance metrics established by the Compensation Committee.  In order for the PSUs to vest in full, the Company must meet metrics related to (i) total stockholder return (50% weighting) and (ii) two strategic objectives related to top line revenue and gross margin (25% weighting each).  Achievement of the aforementioned performance criteria results in a vesting percentage determined in accordance with a payout matrix.  At attainment of 50% or below, PSU vesting would be 0%.  At 75% attainment, vesting would be 50%.  At 100% attainment, vesting would be 100%.  Attainment at 125% and above would result in 150% vesting.  If the conditions for initial vesting of the PSUs are met, the remaining portion of the PSU grant would vest in twelve equal, successive quarterly installments over an additional three years, subject to continued service through each vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 18, 2015	Silicon Graphics International Corp.
By: /s/ Kirk O. Williams
Kirk O. Williams
Corporate Secretary